UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 19, 2006
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities
On the dates reflected in the table below holders of the Company’s 9.0% Senior Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) converted a total of 2,317 shares of the Series A Preferred Stock into an aggregate of 102,235 shares of the Company’s common stock.

		Number of Shares of
	Number of Shares of	Common Stock Issued
Date of Conversion	Series A Preferred Stock	Upon Conversion
December 12, 2006	50	2,206
December 13, 2006	23	1,014
December 14, 2006	355	15,664
December 14, 2006	129	5,692
December 15, 2006	947	41,787
December 18, 2006	237	10,457
December 19, 2006	236	10,413
December 20, 2006	145	6,398
December 21, 2006	195	8,604

Total	2,317	102,235
The Series A Preferred Stock was converted at the current conversion ratio under the terms of the Series A Preferred Stock, which is approximately 44.126034 shares of common stock per one share ($125.34 liquidation preference) of Series A Preferred Stock. No fractional shares were issued in connection with the conversions.
The issuance of shares of common stock pursuant to the above conversions consists of an exchange of securities solely with holders of the Company’s Series A Preferred Stock, and is accordingly exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: December 22, 2006